Filed Pursuant to Rule 433
Registration Statement No. 333-208507
Dated June 5, 2018
 GLOBAL EQUITY LINKED PRODUCTS  Guarded Growth: Absolute Return Notes  What are the key features of Absolute Return Notes?  ■■ Absolute Return Feature: Provides the investor with a positive  return if the underlying index performance is negative at maturity.  This feature typically applies to the first 10-30% decline in theunderlying index, depending on the Note  ■■ Partial or contingent principal protection against a market  correction: These Notes typically limit exposure to a market  correction of usually 10-30%, either in the form of a Buffer (partialprincipal protection) or Barrier (contingent principal protection),depending on the Note and subject to the credit risk of the issuer1.Usually, the absolute return feature applies down to the relevantBuffer or Barrier level  ■■ Upside participation in the positive performance of the  underlying index. In some cases, participation can be greater than  100% of the underlying index performance  ■■ Senior unsecured debt issued by Royal Bank of Canada (RBC)  ■■ Flexibility to be linked to the performance of a broad-based  benchmark equity index (the “underlying index”), such as the S&P  500® Index, and/or other underlying indexes, ETFs, sectors andsingle stocks  ■■ Complement or an alternative to traditional equity investments  such as ETFs and mutual funds for their potential to outperform  in one or more of the following types of return environments,depending on the structure: bearish, moderately bearish,  moderately bullish, or bullish  Why would an investor purchase Absolute Return Notes?  An investor would allocate a portion of their diversified portfolioto Absolute Return Notes if they:  ■■ Are concerned about a market decline and want a positive return  even if the market return is negative at maturity. The absolute  return feature would only apply down to the stated Buffer orBarrier level  ■■ Want participation in market gains with the potential to  outperform, depending on the terms of the Note  ■■ Are comfortable with partial or full principal at risk should the  level of the underlying index be lower than the Buffer or Barrier at  the maturity of the Note  ■■ Are interested in an investment that may generate long-term  capital gain or loss for U.S. federal income tax purposes if they hold  the Note for more than one year  ■■ Are comfortable with assuming the credit risk of the issuer,  Royal Bank of Canada  ■■ Are comfortable with holding the Notes until their stated  maturity  Selected Risk Factors  ■■ Limitation of Absolute Return Feature: Only applicable down  to the stated Buffer or Barrier level; below such level the absolute  return feature will not apply  ■■ Potential Loss of Principal: Investors will lose some or a  substantial portion of their initial investment if the underlying  index declines by more than the Buffer or Barrier at the maturity ofthe note. Investors in a Note with a Barrier feature could lose all oftheir initial investment.  ■■ No Dividends: Investors do not receive dividends paid by the  underlying index or its constituent stocks  ■■ Limited Secondary Markets: Notes may have a limited or no  secondary market. Prior to maturity, the price at which the Notes  can be sold, if at all, may be at a substantial discount from theprincipal amount  ■■ Credit Risk: Notes are senior, unsecured debt of the issuer and,  as such, any market-linked return and payments at maturity are  subject to issuer’s credit risk  ■■ Complex Investments: Notes have some complex features and  may not be suitable for all investors

 RBC CAPITAL MARKETS  GUARDED GROWTH: ABSOLUTE RETURN NOTES  ABSOLUTE RETURN BUFFER NOTES - PAYOFF PROFILE AT MATURITY  The following illustrates the hypothetical payouts of an Absolute Return Buffer Note linked to an underlying index and assumes a  20% Buffer and 100% participation.  Hypothetical Example  Redemption at Maturity  3  Issuer  Royal Bank of Canada  Term 5 Years  Underlying Benchmark Equity Index  1:1 Upside20% Buffer 1 Participation  Buffer  20%  Absolute Return Feature Absolute return down to a negative index  return of 20%Upside Participation 100%  2  Underlying PerformanceRedemption at Maturity  Absolute Return Buffer Note: Return Scenarios at Maturity  Scenarios  Index Return  Note Return*  Note Payoff  1 Index return is negative but not by more than the Buffer Level  2 Index return is less than the Buffer Level  -5% +5%  -20% +20%  -25% -5%  -50% -30%  Absolute Return Feature  1:1 loss from Buffer  3 Index return is positive  +20% +20% 100% Upside  +50% +50% participation  *Note redemption at maturity equals invested principal increased or reduced by the Note Return  ABSOLUTE RETURN BARRIER NOTES - PAYOFF PROFILE AT MATURITY  The following illustrates the hypothetical payouts of an Absolute Return Barrier Note linked to an underlying index and assumes a30% Barrier and 100% participation.  Hypothetical Example  Issuer Royal Bank of Canada  Term 5 Years  Underlying Benchmark Equity Index  Redemption at Maturity 3  1:1 Upside30% Barrier1 Participation  Barrier Percentage  30%  Absolute Return Feature Absolute return down to a negative index  return of 30%Upside Participation 100%  Underlying Performance  Redemption at Maturity  2  Absolute Return Barrier Note: Return Scenarios at Maturity  Scenarios  Index Return  Note Return*  Note Payoff  1 Index return is negative but not by more than the Barrier Level  -10% +10%  -30% +30%  Absolute Return Feature  2  Index return is negative by more than the Barrier Percentage(i.e. -30.01% to -100%)  -31% -31%  -50% -50%  1:1 loss from initial level  3 Index return is positive  +20% +20% 100% Upside  +50% +50% participation  *Note redemption at maturity equals invested principal increased or reduced by the Note Return  These examples are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and areintended merely to illustrate the impact that various return scenarios could have on an investor's return at maturity, assuming all other variables remainconstant. The actual performance of the Note may bear little relation to the examples shown.

 RBC CAPITAL MARKETS  About Royal Bank of Canada (RBC)  ■■ 5th largest bank in N. America, by market capitalization2  ■■ Well-diversified, global financial institution with over 80,000  employees in 40+ countries servicing over 16 million clients  ■■ Approximately US$960billion in total assets3  ■■ One of the highest rated banks globally (S&P AA- / Moody’s A1)4  Selected Risk Factors  GUARDED GROWTH: ABSOLUTE RETURN NOTES  ■■ Leading corporate citizen with over $100M in donations,  sponsorships and community investments in 2017, including  the RBC Kids Pledge  An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors shouldcarefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following:  ■ The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they aresubject to RBC’s credit risk and to changes in the market’s view of the creditworthiness of RBC.  ■ Investors could lose some or a substantial portion of their principal if there is a decline in the level of the underlying index. Investors in a Note with a Barrierfeature could lose all of their initial investment.  ■ Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, theestimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not representRBC’s estimate of the future value of the Note, or any price for which an investor may be able to sell it.  ■ The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease market-makingactivities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor.  ■ The return on the Notes may be lower than the return investors could earn on other investments during the same term. The return on the Notes may be lessthan the return investors could earn if it bought a conventional debt security of RBC.  ■ Investing in the Notes is not the same as owning the components of the underlying index or a security directly linked to the underlying index or its components.  ■ The activities of RBC or its affiliates may conflict with investor’s interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve asthe calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affectthe payments on the Notes, the calculation agent may have a conflict of interest with respect to such decisions.  ■ Many economic and market factors will influence the value of the Notes.  ■ Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notesto determine the effects of their individual circumstances.  ■ The Notes have complex features and may not be suitable for all investors.  rbccm.com  (1) as of May 7, 2018; actual terms may vary depending on market conditions (2) US$109 billion, as of July 31, 2017, per International Financial ReportingStandards (IFRS) (3) As of July 31, 2017 (4) A credit rating reflects the creditworthiness of RBC is not a recommendation to buy, sell or hold the Notes, and maybe subject to revision or withdrawal at any time by the assigning rating organization. The ratings do not provide an indication of the expected performance ofthe Notes. The Notes themselves will not be independently rated. Each rating should be evaluated independently of any other rating.  The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC CapitalMarkets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is aregistered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and itsaffiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited(authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada  - Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada.Used under license. © Copyright 2018. All rights reserved.  This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bankof Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for anyoffering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we havefiled with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Websiteat www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectussupplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.  04/18  18-080A